Exhibit 10.30

EXECUTION VERSION

This purchase agreement (this Agreement) is dated January 21, 2025

Parties

(1)	Genetics & IVF Institute, Inc., a corporation formed under the laws of the Commonwealth of Virginia in the United States, with its principal place of business at 3015 Williams Drive, Fairfax VA 22031, USA (Seller)

(2)	NewGenIvf Group Limited, a company incorporated and registered in the British Virgin Islands whose registered office is at 1/f, Pier 2, Central, Hong Kong (Buyer)

The Buyer and the Seller are collectively referred to herein the “Parties” (Parties) and each, a “Party” (Party)

BACKGROUND

(A)	As of the date hereof the Seller has operated a business comprised of (i) leasing and maintaining sperm sorting equipment (the Equipment) marketed as “MicroSort” to fertility laboratories (ii) providing training on the use of the Equipment and (iii) licensing the Business Trademarks to those customers leasing the Equipment (collectively, the Business);

(B)	The Seller will, immediately prior to the Contribution (as defined below), own all of the issued and outstanding membership interest or capital stock (the Membership Interest) of MicroSort Lab Services, LLC, a Delaware limited liability company or, to the extent agreed by the parties in writing after the date hereof and at least ten (10) days prior to Completion, a newly formed BVI company (as applicable, the Company); and the Company will have had no operations, assets, or liabilities (other than related to its formation, the maintenance of its corporate from, and the consummation of the transactions contemplated hereby) as of immediately prior to the Contribution;

(C)	The Seller has agreed, immediately prior to Completion, to (i) contribute the Assets to the Company, free of all Encumbrances other than Permitted Encumbrances, and (ii) assign the Contracts to the Company, in each case pursuant to a contribution agreement under which the Seller will retain the Excluded Assets and Excluded Liabilities and the Company will assume the Assumed Liabilities (collectively, the Contribution), and immediately following such contribution, to, on the Completion Date sell and transfer to the Buyer all of Membership Interest pursuant to the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

Action: any action, audit, lawsuit, litigation, suit, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any governmental body or arbitrator.

Affiliate: in relation to a party, any entity that directly or indirectly controls, is controlled by, or is under common control with that party at the date of this Agreement.

Assets: the assets to be sold and purchased by the Buyer under this Agreement as described in Schedule 1 and all (if any) of the other assets, property or rights of the Seller primarily relating to the Business which are not otherwise described in Schedule 1. The Assets shall not include tools, equipment, and properties used primarily in the operation of the businesses of the Seller other than the Business.

Assumed Liabilities: the performance obligations arising under the Contracts included within the Assets arising on or after the Completion Date.

Business Day: a day other than a Saturday, Sunday or date on which banks in Fairfax Virginia are authorized to be closed.

Business Intellectual Property Rights: all Intellectual Property Rights owned by the Seller in, or in connection with, the Business.

Claim: a claim for indemnification pursuant to Clause 7 hereof.

Completion: completion of the sale and purchase of the Business (comprising the Assets) in accordance with this Agreement.

Completion Date: three (3) Business Days after the satisfaction or waiver of the Conditions set forth in Clause 5 hereof, in accordance with the terms of this Agreement, or any other date agreed in writing by the Parties, or such other date mutually agreed to by the Buyer and the Seller in writing.

Contracts: all contracts, arrangements, licenses and other written commitments primarily relating to the Business, which have been entered into by or for the Seller’s benefit or which bind the Business or the Assets. The Contracts are set forth on Schedule 1 under the heading “Contracts”

control: the beneficial ownership of more than 50% of the issued share capital of a company or the legal power to direct or cause the direction of the general management of the company, and controls, controlled and the expression change of control shall be interpreted accordingly.

Customer Contracts: The Contracts listed under the heading Customer Contracts on Schedule 1.

Customers: the customers of the Business as of the date hereof and as of the Completion Date and during the 12-month period immediately preceding the date hereof.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

End Date: March 31, 2025.

Equity Exceptions: bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Excluded Assets: All accounts receivable with respect to services provided under the Customer Contracts during any month preceding the month in which the Completion Date occurs, the books and records of the Seller, the governing documents of the Seller, all assets used in the businesses of the Seller other than the Business.

Excluded Liabilities: all the liabilities of the Seller other than the Assumed Liabilities.

Expense Reimbursement Agreement: the Expense Reimbursement Agreement executed between the Parties on January 16, 2025.

Fraud: Fraud as interpreted by the courts of the State of Delaware in the making of the Warranties in Schedule 3 hereof.

Fundamental Representations: Those Warranties in Article I, Clauses 1.1-1.3, 3, 4 and 8 of Schedule 3 and those Warranties in Article II, Clauses 1, 3 and 4 of Schedule 3.

Goodwill: the goodwill of the Seller arising from the Business including the benefit and advantage of the good name, reputation, and connection of the Business, the exclusive right for the Buyer to carry on the Business under the name “MicroSort” and to represent itself as carrying on the Business in succession to the Seller.

Intellectual Property Rights: patents, copyrights, trade marks and service marks, business names, the Goodwill associated with the foregoing, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and registrations, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection in any part of the world.

IP Licenses: all material license agreements under which the Seller uses or exploits any Intellectual Property Rights.

Losses: all liabilities, damages, losses (including loss of profits, loss of business, loss of reputation, loss of savings and loss of opportunity), fines, expenses and costs (including all interest, penalties, reasonable legal costs and expenses), but excluding any consequential, incidental, special, exemplary or punitive damages.

Permitted Encumbrances: (i) all Encumbrances under the Customer Contracts, (ii) Encumbrances for Taxes not yet due or payable, (iii) landlords, carriers, warehousemen, workmen, repairmen, mechanics, contractors, materialmen and similar Encumbrances arising in the ordinary course of business for amounts not yet due and payable, (iv) restrictions on transfer under the Securities Act and state securities laws and (v) Encumbrances to be terminated as of or prior the Completion.

Purchase Price: has the meaning given in Clause 3.1.

Seller Group: the Seller and each of its Affiliates.

Tax: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable, and any penalty, fine, surcharge, interest, charges or costs relating thereto.

Third Party Consent: a consent, license, approval, authorization or waiver required from a third party for the conveyance, transfer, assignment or novation in favor of the Buyer of any of the Assets in terms acceptable to the Buyer.

Transaction: the transaction contemplated by this Agreement, or any part of that transaction.

Transaction Documents: means each other document referenced herein.

Warranties: the warranties given by the Seller and the Buyer pursuant to Error! Bookmark not defined. Clause 6 and set out in Error! Bookmark not defined. Schedule 3.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3	References to clauses and Schedules are to the clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	A person includes a natural person, a company, corporate or unincorporated body (whether or not having separate legal personality).

1.5	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.6	A reference to a company includes any company, corporation or other body corporate, wherever and however incorporated or established.

1.7	Unless the context otherwise requires, a reference to one gender includes a reference to the other genders.

1.8	This Agreement shall be binding on, and inure to the benefit of, the Parties and their respective successors and permitted assigns, and references to any party include that party’s successors and permitted assigns.

1.9	Unless expressly provided otherwise in this Agreement, a reference to legislation or a legislative provision:

(a)	is a reference to it as it is in force as at the date of this Agreement; and

(b)	includes all subordinate legislation made as at the date of this Agreement under that legislation or legislative provision.

1.10	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.11	Any words following the terms including, include, in particular, for example or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms.

2.	Sale and purchase

2.1	At Completion, and subject to the terms and conditions herein, the Seller shall sell and transfer the Membership Interest free from all Encumbrances, and the Buyer shall purchase the Membership Interest free from all Encumbrances.

2.2	The Parties shall each use commercially reasonable efforts to satisfy its respective Conditions, as set forth in Clause 5 as soon as reasonably practicable and in any event by the End Date.

3.	Purchase price

3.1	The purchase price for the Business to be paid by the Buyer to the Seller pursuant to this Agreement shall be a total of US$5,000,000 (Purchase Price), which shall be settled by the Buyer as follows: (i) cash of US$750,000 (Cash Consideration); and (ii) the allotment and issuance of 2,500,000 Class A Ordinary Shares of the Buyer (as adjusted pursuant to Clause 3.2) to the Seller or its nominee (Consideration Shares). Notwithstanding anything to the contrary herein, for the Seller’s tax and accounting purposes the Consideration Shares shall be valued and allocated based on their actual trading price as of the close on the Business Day immediately prior to the Completion Date.

3.2	To the extent that Buyer undergoes a stock split or reverse stock split prior to Completion, the number of Consideration Shares to be issued will be adjusted pursuant to the same formula as the split or reverse stock split. For example, if the Buyer undergoes a reverse stock split with a five-to-one ratio prior to Completion then the Seller will receive one-fifth (1/5) of the 2,500,000 Class A Ordinary Shares, or 500,000 Class A Ordinary Shares.

3.3	Within ten (10) business days of the execution of this Agreement, the Buyer shall deposit the Cash Consideration (the Escrow Amount, and as adjusted for any earnings, or fees thereon, the Escrow Funds) with Citibank, N.A. or another U.S. bank mutually agreed by the Parties (the Escrow Agent) pursuant to an escrow agreement in form any substance reasonably acceptable to each of the Parties, without deduction or withholding for any Taxes. If this Agreement is terminated for whatever reason after the deposit of the Escrow Amount and prior to Completion, the Seller and the Buyer shall, within two business days of such termination deliver joint written instructions to the Escrow Agent to release the Escrow Funds to the Buyer.

4.	Completion

4.1	Completion shall take place at 10:00 a.m. Eastern Time (or such other time as agreed to by the Parties) on the Completion Date remotely via exchange of documents and signatures.

4.2	Where all Conditions set out in Clause 5 have been fulfilled or duly waived, the Parties shall be obliged to proceed with Completion in accordance with the terms of this Agreement.

4.3	At Completion, the Seller shall deliver to the Buyer:

(a)	evidence of the assignment of the Assets and the Contracts to the Company effective prior to Completion;

(b)	a membership interest power reflecting the transfer of the Membership Interest to the Buyer free and clear of all Encumbrances other than those arising under the Securities Act and state securities laws;

(c)	evidence of the resignations of all of the officers and managers of the Company, if any;

(d)	evidence of the termination of any Encumbrances filed with the US Patent and Trademark Office on registered trademarks included in the Assets;

(e)	an IRS Form W-9 duly executed by Seller;

(f)	the Seller’s signature page duly executed by an authorized officer of the Seller to joint written instructions to the Escrow Agent to release an amount equal to the Cash Consideration to the Seller and any amounts in the Escrow Fund in excess of the Cash Consideration to the Buyer; and

(g)	a copy of the resolutions of the Seller’s board of directors approving the transactions contemplated hereby and the execution and delivery of this Agreement and any other documents to be delivered by the Seller at Completion certified by an officer of the Seller.

4.4	At Completion, the Buyer shall:

(a)	the Buyer’s signature page duly executed by an officer of the Buyer to joint written instructions to the Escrow Agent to release an amount equal to the Cash Consideration to the Seller and any amounts in the Escrow Fund in excess of the Cash Consideration to the Buyer; provided, however, if the Completion occurs prior to Buyer depositing the Cash Consideration with the Escrow Agent then Buyer shall transfer the Cash Consideration by electronic transfer of immediately available funds to an account designated by Seller without deduction or withholding for any Taxes;

issue the Consideration Shares in the name of the Seller and deliver the direct registration system transaction statement to the Seller issued by Continental Stock Transfer and Trust Company showing the registration of the Seller as registered owner of the Consideration Shares; and

(b)	deliver to the Seller a copy of the resolutions of the Buyer’s board of directors approving the transactions contemplated hereby and the execution and delivery of this agreement and any other documents to be delivered by the Buyer at Completion certified by an officer of the Buyer.

4.5	Following Completion, the Buyer and the Seller shall each comply with their respective obligations set out in Clause 1, Clause 2 and Clause 3 of Schedule 2.

5.	Conditions to Completion

5.1	Subject to the fulfilment of the following conditions, the Buyer and the Seller shall proceed with Completion whereupon the Seller shall sell to the Buyer, and the Buyer shall acquire from the Seller, the Membership Interest, and in exchange, the Buyer shall pay the Cash Consideration and deliver evidence of the issuance of the Consideration Shares as set out in Clause 3.1.

5.2	The obligations of the Seller under Clause 2.1 are subject to the fulfilment or waiver at or before the End Date of each of the following conditions, it being understood and agreed that each of the conditions is solely for the benefit of the Seller:

(a)	Performance. The Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Buyer on or before Completion.

(b)	Approvals. The Buyer shall have obtained as of Completion all consents, authorizations, approvals, permits and waivers that are necessary to be obtained by the Buyer, including, without limitation, securing the listing of all of the Consideration Shares on the Nasdaq stock exchange.

(c)	Continued Listing. (i) The Class A ordinary shares are listed on the Nasdaq stock exchange, (ii) except as disclosed in the SEC Reports, the Buyer is in compliance with all requirements in order to maintain listing on the Nasdaq stock exchange and (iii) the Buyer shall have obtained a formal indication from Nasdaq that the Class A ordinary shares shall continue to be listed on the Nasdaq stock exchange subject to completion of the transactions contemplated hereby, and the fulfilment of other conditions as stipulated by Nasdaq

(d)	Representations and Warranties. Each Fundamental Representation of the Buyer contained in Schedule 3 of this Agreement will be true and correct in all material respects as of Completion (or to the extent that such Warranties are solely made as of another date, as of such date) with the same force and effect as if made on and as of Completion. Each Warranty of the Buyer other than a Fundamental Representation contained in Schedule 3 of this Agreement will be true and correct as of Completion (or to the extent that such Warranties are solely made as of another date, as of such date) with the same force and effect as if made on and as of Completion, except to the extent it would result in a material adverse effect to the ability of the Buyer to consummate the transactions contemplated hereby.

5.3	The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfilment or waiver at or before the End Date of each of the following Conditions, it being understood and agreed that each such Condition is solely for the benefit of the Buyer:

(a)	Performance. The Seller shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Seller on or before Completion.

(b)	Representations and Warranties. Each Fundamental Representation of the Seller contained in Schedule 3 of this Agreement will be true and correct in all material respects as of Completion (or to the extent that such Warranties are solely made as of an earlier date, as of such date) with the same force and effect as if made on and as of Completion. Each Warranty of the Seller other than a Fundamental Representation contained in Schedule 3 of this Agreement will be true and correct as of Completion (or to the extent that such Warranties are solely made as of an earlier date, as of such date) with the same force and effect as if made on and as of Completion, except to the extent it would result in a material adverse effect to the Business.

6.	Warranties

6.1	The Seller makes to the Buyer the representations and warranties set forth in Article I of Schedule 3 hereto. The Buyer makes to the Seller the representations and warranties set forth in Article II of Schedule 3 hereto.

7.	Indemnification

7.1	Subject to the limitations and other provisions of this Agreement, the Fundamental Representations shall survive Completion and shall remain in full force and effect until the date that is 3 years from the Completion Date and each other Warranty contained herein shall survive Completion and shall remain in full force and effect until the date that is 12 months from the Completion Date. None of the covenants or other agreements contained in this Agreement shall survive Completion other than those which by their terms contemplate performance after the Completion Date, and each such surviving covenant and agreement shall survive Completion for the period contemplated by its terms. Notwithstanding the foregoing, any Claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

7.2	Indemnification by the Seller. Subject to the other terms and conditions of this Clause 7, from and after Completion, the Seller shall indemnify the Buyer against, and shall hold the Buyer harmless from and against, any and Losses, incurred or sustained by, or imposed upon, the Buyer based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the Warranties of the Seller contained in Article I of Schedule 3;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement; or

(c)	the Excluded Liabilities.

7.3	Indemnification by the Buyer. Subject to the other terms and conditions of this Clause 7, from and after Completion, the Buyer shall indemnify the Seller against, and shall hold the Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller based upon, arising out of or with respect to:

(a)	any inaccuracy in or breach of any of the Warranties of the Buyer contained in Article II of Schedule 3;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement; or

(c)	the Assumed Liabilities.

7.4	Certain Limitations. The party making a Claim under this Clause 7 is referred to as the indemnified party (Indemnified Party, and the party against whom such claims are asserted under this Clause 7 is referred to as the Indemnifying Party). The indemnification provided for in Clause 7.2 and Clause 7.3 shall be subject to the following limitations:

(a)	Absent Fraud, Buyer will not be entitled to recover under Clause 7.2 unless and until the total amount that the Buyer Indemnitees would recover under Clause 7.2 but for this Clause 7.4(a) exceeds $37,500 (the Deductible). If such amount exceeds the Deductible, then the Buyer will be entitled to recover the full amount of all Losses recoverable under Clause 7.2 in excess of the Deductible (subject to the limitation set forth in Clause 7.4(b) below).

(b)	Caps.

(i)	Notwithstanding anything contained herein to the contrary, the Buyer will not be entitled to recover under Clause 7.2(a) (other than with respect of Fundamental Warranties pursuant to Clause 7.2(a)) for any Losses that, in the aggregate, exceed $75,000).

(ii)	Notwithstanding anything contained herein to the contrary, the Buyer I will not be entitled to recover under Clause 7.2(a) with respect of Fundamental Warranties for any Losses that, in the aggregate, exceed $375,000).

(iii)	Notwithstanding anything contained herein to the contrary, the Buyer Indemnitees will not be entitled to recover under Clause 7.2 for any Losses that, in the aggregate, exceed $375,000).

The Seller shall not be liable under this Clause 7 for any Losses based upon or arising out of any inaccuracy in or breach of any of the Warranties of the Seller contained in this Agreement if the Buyer had knowledge of such inaccuracy or breach prior to Completion.

Nothing in Clause 7.4 applies to exclude or limit the Seller’s liability if and to the extent that a Claim is based in Fraud.

7.5	Procedures. In connection with any Claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Seller and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.6	Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that the provisions of this Clause 7 shall be the sole and exclusive remedies of the Parties for any breach of any representation, warranty, covenant, obligation or other agreement contained in this Agreement; provided, however, that the foregoing shall not preclude (a) any Party from seeking injunctive relief or declaratory action with respect to any failure by the other Parties to comply with any of the covenants, obligations or other agreements of such other Parties contained herein as contemplated by Clause 19, or (b) either Party from making a claim based on Fraud.

8.	Confidentiality and announcements

8.1	Neither Party shall make press or other announcements or releases relating to this Agreement and the matters referred to in this Agreement without the prior approval of the other Parties unless and to the extent that disclosure is required by law, by regulation, legal process or the rules or order of any governmental body or by the requirements of U.S. Securities and Exchange Commission (SEC) or the relevant stock exchange. To the extent that the announcement or release is so required or requested to be made by any Party, the disclosing party must, as far as reasonably practicable and legally permissible, consult with the other Parties as to the content any such announcement or release.

8.2	Notwithstanding Clause 8.1, (i) the Buyer may, at any time after Completion, announce its acquisition of the Business to any employees, clients, customers or suppliers of the Business or the Buyer and its Affiliates, and (ii) the Parties may disclose such information to its legal counsel, accountants, financial planners and/or other advisors on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto, provided, further, a Party or its Affiliates may disclose such information to their respective employees and other representatives or their respective past, present or prospective financing sources, limited partners or other investors as necessary in connection with the ordinary conduct of their respective businesses, including for financial reporting and fundraising activities (so long as such Persons are subject to customary undertakings of confidentiality).

8.3	The Confidentiality Agreement shall survive the execution of this Agreement and shall terminate effective as of Completion.

9.	Further assurances

Following Completion, each of the Parties shall execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. To the extent that the Buyer or any Affiliate thereof receives any notices regarding the listing of such stock with the Nasdaq the Buyer shall promptly provide a copy of such notice to the Seller.

10.	Assignment and other dealings

Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

11.	Entire agreement

This agreement, together with each exhibit and schedule hereto constitutes the entire agreement between the Parties and supersedes and extinguishes all previous and contemporaneous agreements, promises, assurances and understandings between them, whether written or oral, relating to its subject matter.

12.	Variation and waiver

12.1	No modification, supplement or amendment of this Agreement shall be effective unless it is in writing, signed by each of the Parties (or their authorized representatives) and expressly states that it is amending this Agreement.

12.2	A waiver of any right or remedy is only effective if given in writing by the party making such waiver and shall not be deemed a waiver of any subsequent right or remedy except as set forth therein.

12.3	A delay or failure to exercise, or the single or partial exercise of, any right or remedy does not waive that or any other right or remedy, nor does it prevent or restrict the further exercise of that or any other right or remedy.

13.	Costs

Except as expressly provided in this Agreement and the Expense Reimbursement Agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement (and any documents referred to in it). Any fees owed to the Escrow Agent shall be borne by the Buyer.

14.	Notices

14.1	Any notice given to a party under or in connection with this Agreement shall be in writing and shall be:

(a)	delivered by hand or next working day delivery service at the address listed below; or

(b)	sent by email to the following addresses (or an address substituted in writing by the party to be served)

(i)	the Buyer:
NewGenIvf Group Limited
1/f, Pier 2, Central, Hong Kong
Attention: Alfred Siu
E-mail: Alfred.siu@newgenivf.com

(ii)	the Seller:
Genetics & IVF Institute, Inc.
3015 Williams Drive, Fairfax VA 22031, USA
Attention: CEO
Email: nmalik@givf.com; skraner@givf.com

with a copy to (which does not constitute notice):

Amulet Capital Partners, L.P.

1 Lafayette Place, Suite 301, Greenwich, CT 06830

Attention: Sam Brinkley

E-Mail: sbrinkley@amuletcapital.com

and

McDermott Will & Emery LLP

444 West Lake Street, Suite 4000

Chicago, IL 60606

Attention: Krist Werling; Eric Preston

E-Mail: kwerling@mwe.com; epreston@mwe.com

14.2	Any notice shall be deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at the proper address;

(b)	if sent by next working day delivery service, at 9.00 am on the second Business Day after posting; or

(c)	if sent by email, at the time of transmission, subject to confirmation of transmission.

This Clause 14 does not apply to the service of any proceedings or other documents in any legal action.

15.	Severance and Counterparts

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this Agreement. This Agreement may be executed by the Parties individually or in one or more counterparts, each of which shall be an original and all of which shall together constitute but one and the same agreement. This Agreement, signed and transmitted by email .pdf attachment, is to be treated as an original document and the signature of any party hereto hereon, if so transmitted, is to be considered as an original signature, and the document so transmitted is to be considered to have the same binding effect as a manually executed original.

16.	Termination

16.1	Termination. This Agreement may be terminated at any time prior to Completion:

(a)	By mutual written agreement of the Buyer and the Seller.

(b)	By the Seller, by written notice to the Buyer, if at any time prior to or on the End Date the Buyer (i) has received written notice from the Nasdaq that its stock will be delisted, which such delisting is not subject to any further appeal, (ii) the Buyer determines it will no longer take commercially reasonable efforts to keep its stock listed on the Nasdaq or (iii) the stock of the Buyer is actually delisted by the Nasdaq.

(c)	By the Seller, by written notice to the Buyer at any time after the End Date provided, however, that the right to terminate this Agreement under this Clause 16.1(c) will not be available to the Seller if the Seller is then in breach of this Agreement so as to cause the conditions set forth in Clause 5.3 to not be satisfied as of such date (as if such date were the Completion Date for purposes of determining whether such condition has been satisfied).

(d)	By the Buyer, by written notice to the Seller at any time after the End Date provided, however, that the right to terminate this Agreement under this Clause 16.1(d) will not be available to the Buyer if the Buyer is then in breach of this Agreement so as to cause the conditions set forth in Clause 5.2 to not be satisfied as of such date (as if such date were the Completion Date for purposes of determining whether such condition has been satisfied).

(e)	By the Seller or the Buyer, by notice to the other Party, if any order that is final and unappealable has been entered that restrains, enjoins, prevents or otherwise prohibits the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares illegal or unlawful any of the transactions contemplated hereby, or causes any of the transactions contemplated hereby to be rescinded or revoked.

16.2	If Completion does not occur and this Agreement is validly terminated in accordance with Clause 16.1, then, subject to this Clause 16.2, no Party will have any further liabilities hereunder or under any of the other Transaction Documents after the date of such termination, provided, such termination will not relieve the Parties from any liability arising from or relating to any intentional and knowing breach of any representation or warranty or any willful breach of any covenant.

17.	Third Party Rights

Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective and their respective successors and permitted assigns.

18.	Governing law and jurisdiction

18.1	All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any Action arising out of or related to this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the city of Wilmington and county of New Castle, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such Action.

18.2	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 18.2.

19.	Specific Performance

Each Party acknowledges and agrees that irreparable damage or injury to the other Party may occur if any of the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate the Transactions) were not performed in accordance with their specific terms and that such injury would not be adequately compensable in damages because of the difficulty of ascertaining the amount of damages that will be suffered if this Agreement is not performed in accordance with its specific terms. Accordingly, in addition to any other remedies available hereunder, each Party acknowledges and agrees that the other Party will be entitled to enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages (but, for the avoidance doubt, subject to the limitations set forth in this Agreement) but also by an action or actions for an injunction or injunctions, specific performance, and other equitable relief to prevent the other Party’s breaches of its performance obligations hereunder, without proof of actual damages, and to enforce specifically the terms and provisions of this Agreement (including each Party’s obligation to consummate the transactions contemplated hereunder if required to do so hereunder). Each Party agrees that it will not oppose the granting of an injunction, specific performance, and other equitable relief when available pursuant to the terms of this Agreement, and each Party hereby irrevocably waives solely, in each case, (i) the defenses that the other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (ii) any requirement for the securing or posting of any bond, undertaking or other security as a prerequisite to obtaining equitable relief.

Schedule 1 Assets

Assets

The Assets included in the sale pursuant to this Agreement are as follows:

All assets identified in the Customer Contracts as made available to Customers thereunder where ownership of the assets is specified under such Customer Contracts as remaining the property of the Seller or the Company.

Customer Contracts

1.	MicroSort Lease and Services Agreement dated June 4, 2020, between MicroSort and the Nairobi IVF Centre.

2.	MicroSort Lease and Services Agreement dated March 29, 2019, between MicroSort International, a division of the Company, and First Fertility Phnom Penh Limited.

3.	MicroSort Lease and Services Agreement dated October 2, 2014, between MicroSort and Baby Sort Sdn Bhd.

4.	MicroSort Lease and Services Agreement dated September 4, 2018, between MicroSort and The Alpha Assisted Reproductive Klinic.

5.	MicroSort Lease and Services Agreement dated April 8, 2019, between MicroSort and First Fertility PGS Center Company Limited; Amendment to MicroSort Lease and Services Agreement dated 2020; Second Amendment to MicroSort Lease and Services Agreement dated April 20, 2021.

6.	MicroSort Lease and Services Agreement dated November 10, 2017, between MicroSort and Centro de Reproduccion Asistida LIV, S.C.

Other Contracts

1.	Power of Attorney, dated March 11, 2024, between the Seller and Wonlegal International Intellectual Property Agent Co., Ltd. To act on behalf of the Company to apply in the People’s Republic of China, in relation to trademark no. 3475248 MICROSORT

2.	Professional Services Contract, entered into October 26, 2017, by and between Microsort International, a division of the Seller and Ana Paula Rangel Aguila.

Intellectual Property

Domain Names

Domain	Registrar	Expiration Date	Registrant
microsort.com	GoDaddy.com	2027-03-28	Registration Private
microsort.com.mx	GoDaddy.com	2025-11-13	Registration Private
microsort.info	GoDaddy.com	2026-04-29	REDACTED FOR PRIVACY
microsort.net	GoDaddy.com	2025-07-08	Registration Private

Registered Trademarks

Jurisdiction	Trademark	Status/Key Dates	Current Owner
United States	MICROSORT RN: 2049707 SN: 74657210

Renewed, May 15, 2017
Office Status: Registered and Renewed

Int’l Class: 05

First Use: May 17, 1995

Int’l Class: 42

First Use: January 5, 1996

Filed: March 31, 1995

Registered: April 1, 1997
Last Renewal: April 1, 2017

Register Type: Principal Register

Genetics & IVF Institute (Virginia Corporation) 3015 Williams Drive, Fairfax, Virginia 22031 United States of America

Jurisdiction	Trademark	Status/Key Dates	Current Owner
China	MICROSORT RN: 3475248 AN: 3475248-5	China Renewed Last Status Received: Renewed Office Status: 商标续展 -核准通知打印发送 - 结束 Filed: March 5, 2003 Registered: December 7, 2004 Expiration Date: December 6, 2034	遗传与不育诊疗中 ⼼ 美国,弗吉尼亚州,弗尔法克斯,威廉姆斯路 3015 号 Per Google Translator: Genetic and Infertility Diagnosis and Treatment Center 3015 Williams Road, Fairfax, Virginia, United States
Mexico	MICROSORT RN: 762540 AN: M545199	Mexico Registered Last Status Received: Registered Filed: April 30, 2002 Registered: September 26, 2002 Expiration Date: April 30, 2032	GENETICS & IVF INSTITUTE, INC. 3020 JAVIER ROAD, 22031, FAIRFAX, VI., United States of America
Mexico	MICROSORT RN: 779153 AN: M545200	Mexico Expiration Date: April 30, 2032	GENETICS & IVF INSTITUTE, INC. 3020 JAVIER ROAD, 22031, FAIRFAX, VI., United States of America
Northern Cyprus (Turkish Republic of Northern Cyprus)	MICROSORT AN: 8785	Northern Cyprus (Turkish Republic of Northern Cyprus) Renewed Last Status Received: Renewed Filed: November 11, 2010	GENETICS & IVF INSTITUTE 3015 WILLIAMS DRIVE, FAIRFAX, VIRGINIA 22031, A.B.D, United States of America
European Union (EUTM)	MicroSort RN: 000053777 AN: 000053777	European Union Registered Last Status Received: Registered, April 15, 2000 Filed: April 1, 1996 Registered: January 7, 1998 Expiration Date: April 1, 2026	Genetics & IVF Institute (Corporation Virginia) 3015 Williams Drive, 22031, Fairfax, Virginia, United States of America
United Kingdom	MicroSort AN: UK00900053777	United Kingdom Registered Last Status Received: Registered, January 07, 1998 Filed: April 1, 1996 Registered: January 7, 1998 Expiration Date: April 1, 2026	Genetics & IVF Institute (Company or Organisation Virginia) 3015 Williams Drive, 22031, Fairfax, United States of America

Jurisdiction	Trademark	Status/Key Dates	Current Owner
India	MICROSORT RN: 1278193 AN: 1278193	DELHI - Renewed Last Status Received: Renewed Filed: April 12, 2004 Registered: December 22, 2005 Last Renewal: April 12, 2024 Expiration Date: April 12, 2034	GENETICS & IVF INSTITUTE, INC. Trading As: GENETICS & IVF INSTITUTE, INC. Body Incorporate 3020 JAVIER ROAD, FAIRFAX, VIRGINIA 22031, U.S.A., United States of America
Israel	MICROSORT AN: 104268	Israel Renewed Registered Last Status Received: Registered Filed: March 26, 1996 Registered: September 4, 1997 Last Renewal: March 30, 2003 Expiration Date: March 26, 2027	GENETICS & IVF INSTITUTE
South Africa	MICROSORT AN: 2012/09247	South Africa Renewed Last Status Received: Renewed Filed: April 12, 2012	GENETICS & IVF INSTITUTE 3015 Williams Drive, Fairfax, Virginia 22031, United States of America
South Africa	MICROSORT AN: 2012/09248	South Africa Renewed Last Status Received: Renewed Filed: April 12, 2012	GENETICS & IVF INSTITUTE 3015 Williams Drive, Fairfax, Virginia 22031, United States of America
Switzerland	MICROSORT RN: 633240 AN: 55341/2012	Switzerland Renewed Registered Last Status Received: Registered Filed: May 3, 2012 Registered: August 20, 2012 Last Renewal: December 2, 2021 Expiration Date: May 3, 2032	Genetics & IVF Institute 3015 Williams Drive, 22031 Fairfax, Virginia, United States of America
United States	Design Only RN: 3978672 SN: 77749962

Renewed, September 22, 2021

Office Status: Registered and Renewed

Int’l Class: 44

First Use: July, 2009 Filed: June 2, 2009

Registered: June 14, 2011

Last Renewal: June 14, 2021

Register Type: Principal Register

Genetics & IVF Institute (Virginia Corporation) 3015 Williams Drive, Fairfax, Virginia 22031 United States of America
Mexico	Design Only RN: 1133398 AN: M1011080	Mexico Registered Last Status Received: Registered Filed: June 5, 2009 Registered: November 30, 2009 Expiration Date: June 5, 2029	GENETICS & IVF INSTITUTE 3015 WILLIAMS DRIVE, 22031, FAIRFAX, VA., United States of America

1.	Trademark Applications

Jurisdiction	Trademark	Status/Key Dates	Current Owner
China	AN: 7747395-1	Application Date: 3/22/2024	Genetics & IVF Institute (Virginia Corporation) 3015 Williams Drive, Fairfax, Virginia 22031 United States of America

Schedule 2 Completion and post-Completion actions and obligations

1.	Post Completion Actions and Obligations of the Seller

1.1	During the 180 days following Completion, Seller shall provide all correspondence, information, orders, enquiries and other documentation, items and all money relating to or connected with the Business or the Assets received by the Seller, or by any other member of the Seller Group, other than with respect to Excluded Assets, shall be immediately passed or paid (as the case may be) to the Buyer or as it may direct (or in accordance with Clause 14.1, if applicable).

1.2	As soon as reasonably practicable after Completion, and in any event within 60 days after Completion, the Seller Group shall cease in any manner whatsoever to use or display any trade or service marks or names, domain names or logos used in or otherwise associated or connected with the Business or including the word “MicroSort” or any confusingly similar marks, domain names, names or logos or words, and shall remove from any websites which it is retaining any reference to the Business, and shall delete any hypertext links which connect any such websites to websites which relate to the Business.

2.	Post Completion Actions and Obligations of the Buyer and the Seller relating to the Consideration Shares

2.1	The Buyer shall within the time period required under the Securities Exchange Act, furnish to the SEC a Report of Foreign Private Issuer on Form 6-K disclosing the execution of this Agreement.

2.2	Within sixty (60) days following Completion, the Buyer shall file a Registration Statement covering the resale of the Consideration Shares with the SEC in accordance with the provisions of the Securities Act and cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable following such filing, but, in any event, no later than one hundred and twenty (120) days following Completion. Such Registration Statement shall provide for the resale of all of the Consideration Shares pursuant to any method or combination of methods legally available to, and requested by, the Seller.

2.3	The Buyer shall furnish or otherwise make available to the Seller and its counsel copies of the Registration Statement and all such documents proposed to be filed (including exhibits thereto), which documents will be subject to the reasonable review and comment of the Seller and its counsel, and such other documents reasonably requested by the Seller and its counsel, including any comment letter from the SEC, and, if requested by the Seller and its counsel, provide reasonable opportunity to participate in the preparation of such Registration Statement. The Buyer shall include comments to any Registration Statement and any amendments or supplements thereto from the Holder, its counsel, or the managing underwriters, as reasonably requested.

2.4	Each of the Buyer and the Seller shall ensure that the information supplied by or on its behalf for inclusion or incorporation by reference in a Registration Statement will not, at the time such Registration Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Seller’s obligation hereunder shall be limited to furnishing to the Buyer such information regarding the Seller and its ownership of Class A ordinary shares as required to be included in such Registration Statement.

2.5	Until such time as all of the Consideration Shares have been disposed of by Seller in accordance with the intended method or methods of disposition set forth in the Registration Statement, the Buyer shall (a) prepare and file with the SEC such amendments and supplements to such Registration Statement and Exchange Act reports as may be necessary to keep such Registration Statement continuously effective (b) comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement and (c) cause the related prospectus to be supplemented by any prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented, to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act.

2.6	All reasonable fees and expenses incurred in the performance of or compliance with Buyer’s obligations with regard to the Registration Statement registering for resale the Consideration Shares, including (i) all registration and filing fees pertaining to the Consideration Shares with respect to filings required to be made with the SEC, all applicable securities exchanges and FINRA, (ii) fees and expenses with respect to compliance with securities or blue sky laws, including any reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Consideration Shares, (iii) printing expenses (including expenses of printing certificates for the Consideration Shares in a form eligible for deposit with The Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by the managing underwriters or by the Seller), (iv) messenger, telephone and delivery expenses of the Buyer, (v) fees and disbursements of counsel for the Buyer, (vi) expenses of the Buyer incurred in connection with any road show, (vii) fees and disbursements of all independent registered public accounting firms and any other persons, including special experts retained by the Buyer and fees and expenses of the transfer agent, and (viii) all other costs, fees and expenses incident to the Buyer’s performance or compliance with such obligations, shall be borne by the Buyer whether or not any Registration Statement is filed or becomes effective.

2.7	The Seller confirms and agrees that it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and the Consideration Shares will be issued to the Seller in private placement transactions, in reliance on an exemption or safe harbor from the registration requirements of the Securities Act.

2.8	The Buyer covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Buyer is not required to file such reports, it will, upon the request of the Seller, make publicly available such information so long as necessary to permit sales of the Consideration Shares pursuant to Rule 144), and it will take such further action as the Seller may reasonably request, all to the extent required from time to time to enable the Seller to sell the Consideration Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the reasonable request of the Seller, the Buyer will deliver to the Seller a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

3.	Post Completion Actions and Obligations of the Buyer

3.1	During the 180 days following Completion, the Buyer shall, and shall cause the Company to, upon receipt of any amounts that are Excluded Assets, promptly pay all amounts to the Seller.

Schedule 3 Representations and Warranties

Article I. Representations and Warranties of the Seller

1.	Organization and Authority of the Seller and the Company

1.1	The Seller is, and will be as of Completion, a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company will be as of Completion, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

1.2	The Seller has, and will have as of Completion all necessary corporate power and authority, and has taken all necessary corporate action, to enable it to enter into and perform this Agreement and Transaction Documents to which it is a party, and each such agreement and document constitutes (or shall when executed constitute) valid, legal and binding obligations on the Seller enforceable in accordance with their respective terms, other than pursuant to Equity Exceptions. The Company will have as of Completion all necessary company power and authority, and will have taken all necessary company action, to enable it to perform each Transaction Document to which it will be a party, and each such agreement and document will constitute at Completion (or shall when executed constitute) valid, legal and binding obligations on the Company enforceable in accordance with their respective terms, other than pursuant to Equity Exceptions.

1.3	The execution and performance by the Seller of this Agreement and the Transaction Documents to which it is a party and the execution and performance by the Company of the Transaction Documents to which it is a party will not breach or constitute a default under the Seller’s articles of incorporation or bylaws, violate or conflict with any provision of any applicable law or governmental order applicable to the Seller or the Company, or any agreement, instrument, order, judgment or other restriction which binds the Seller. The Seller has received the approval of the Board of Directors of the Seller and any other governing body thereof required to approve this Agreement and the consummation of the transactions contemplated herein.

1.4	As of Completion, neither the Seller or the Company will be subject to any Action or governmental body order that threatens to prohibit the Seller or the Company from consummating the transactions contemplated by this Agreement.

2.	Title to the Assets

2.1	The Assets comprise all of the assets now used in the Business and that are necessary for the continuation of the Business immediately following Completion, other than in each case, assets used by management of the Seller primarily to manage the business of the Seller and its Affiliates and software used by Seller in businesses other than the Business.

2.2	As of the date hereof, the Seller has good and valid title to each Asset (tangible and intangible) other than such Assets made available under Customer Contracts, and each Asset is legally and beneficially owned by, and in the possession and control of, the Seller other than such Assets made available under Customer Contracts or assets in transport. There are no Encumbrances over any of the Assets other than Permitted Encumbrances, and the Seller has not agreed to create, and no person claims to be entitled to create, any Encumbrances over the Assets or any part of them other than Permitted Encumbrances.

2.3	As of the Completion Date, the Company will have good and valid title to each Asset (tangible and intangible) and each Asset will be legally and beneficially owned by, and, other than with respect to Assets made available under the Customer Contracts, in the possession and control of, the Company. There are no Encumbrances over any of the Assets other than Permitted Assets, and as of Completion, the Company has not agreed to create, and no person claims to be entitled to create, any Encumbrances over the Assets or any part of them other than Permitted Encumbrances.

3.	Capitalization

As of Completion, the equity interests of the Company consist solely of 100% of the Membership Interest. All of the Membership Interest has been duly authorized, validly issued and is owned of record and beneficially by the Seller, free and clear of all Encumbrances, other than Permitted Encumbrances. As of Completion, there will be no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation or other rights, agreements or commitments relating to the equity interests of the Company or obligating the Seller or the Company to issue or sell any shares of, or any other interest in, the Company. As of Completion, there are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of the Membership Interest. The Membership Interest is uncertificated.

4.	Subsidiaries. As of Completion, the Company does not own, or have any interest in any shares or have an ownership interest in any other corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association, or other entity.

5.	Employees. As of Completion, the Company will have no employees and has never had any employees.

6.	The Contracts

6.1	As of the date hereof, the Contracts constitute legal, valid and binding obligations of the Seller, and no act or omission by the Seller has occurred which would (if necessary with the giving of notice or lapse of time) constitute a breach of any Contract or give rise to any grounds for termination, avoidance or repudiation of any Contract by the other party to such Contract.

As of the Completion Date, the Contracts constitute legal, valid and binding obligations of the Company, and no act or omission by the Company or the Seller has occurred which would (if necessary with the giving of notice or lapse of time) constitute a breach of any Contract or give rise to any grounds for termination, avoidance or repudiation of any Contract by the other party to such Contract.

6.2	None of the Contracts:

(a)	have been entered into otherwise than in the ordinary and usual course of conducting the Business;

(b)	are not fully on an arm’s length basis;

(c)	to the actual knowledge of the co-chief executive officers of the Seller, cannot readily be fulfilled or performed by the Seller or the Company on time without undue or unusual expenditure of money or effort;

(d)	are the subject of any claim, dispute or proceeding, whether actual, pending or threatened by any third party against the Company or the Seller.

7.	Intellectual Property

7.1	Schedule 1 lists all registered Business Intellectual Property Rights (including applications for such rights) and material unregistered Business Intellectual Property Rights under the heading “Intellectual Property”. All Business Intellectual Property Rights are used exclusively in connection with the Business.

7.2	Schedule 1 lists:

(a)	all IP Licenses (all of which are used exclusively in connection with the Business); and

(b)	all outbound licenses under which a third party has been licensed or otherwise permitted to use any Business Intellectual Property Rights.

7.3	The Seller is the owner of (or applicant for) the Business Intellectual Property Rights, free from Encumbrances other than Permitted Encumbrances.

7.4	To the actual knowledge of the co-Chief Executive Officers of Seller, the registered Business Intellectual Property Rights are valid, subsisting and enforceable, subject to Equity Exceptions, and nothing has knowingly been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable.

8.	No Broker. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or the Company.

9.	Debt. As of Completion, the Company will not be subject to any indebtedness and has no outstanding accounts payable.

10.	No Other Representations and Warranties. Except for the representations and warranties contained in this Article I of this Schedule 3 (including the related portions of the Disclosure Schedules), none of the Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to the Buyer or as to the future revenue, profitability or success of the Business, the Company, or any representation or warranty arising from statute or otherwise in law.

Article II Representations and Warranties of the Buyer

1.	Organization and Authority of the Buyer

1.1	The Buyer is, and will be as of Completion, a company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands.

1.2	The Buyer has, and will have as of Completion all necessary corporate power and authority, and has taken all necessary corporate action, to enable it to enter into and perform this Agreement and Transaction Documents to which it is a party, and each such agreement and document constitutes (or shall when executed constitute) valid, legal and binding obligations on the Buyer enforceable in accordance with their respective terms, other than pursuant to Equity Exceptions.

1.3	The execution and performance by the Buyer of this Agreement and the Transaction Documents to which it is a party will not breach or constitute a default under the Buyer’s articles of association or bylaws, violate or conflict with any provision of any applicable law or governmental order applicable to the Buyer, or any agreement, instrument, order, judgment or other restriction which binds the Buyer. The Buyer has received the approval of the Board of Directors of the Buyer and any other governing body thereof required to approve this Agreement and the consummation of the transactions contemplated herein. The Buyer is not subject to any Action or governmental body order that threatens to prohibit Buyer from consummating the transactions contemplated by this Agreement.

1.4	Investment Purpose. The Buyer is acquiring the Membership Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the Securities Act). The Buyer acknowledges that the Seller has not registered the offer and sale of the Membership Interest under the Securities Act or any state securities laws, and that the Membership Interest may not be pledged, transferred, sold, offered for sale, hypothecated or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Buyer is able to bear the economic risk of holding the Membership Interest for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

2.	Capitalization. As of the date of this Agreement, (a) the authorized capital stock of the Buyer consists of (i) 200,000,000 Class A ordinary shares with no par value, (ii) 200,000 Class B ordinary shares with no par value and (iii) 1,000,000 preferred shares with no par value and (b) the issued and outstanding equity interests of the Buyer consist solely of 27,070,361 Class A Ordinary Shares and no Class B ordinary shares and no preferred shares outstanding. All issued and outstanding shares of the Buyer’s capital stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to and were not issued in violation of any preemptive rights. As of Completion, the Buyer shall have reserved from its duly authorized capital stock not less than the number of the Consideration Shares issuable pursuant to this Agreement.

3.	SEC Filings. Except as publicly disclosed pursuant to an SEC Filing, since April 3, 2024, the Buyer has timely filed or furnished, as applicable, all forms, schedules, statements or reports with the SEC (together with all exhibits and schedules thereto and all information incorporated therein by reference, the SEC Reports). Each SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing) or in the case of registration statements, on the date of effectiveness thereof, in all material respects with the then applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, to the extent applicable, and the listing standards and rules of the securities exchange on which the Class A ordinary shares was listed at the time of such filing, as the case may be, each as in effect on the date that such SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) or in the case of registration statements, on the date of effectiveness thereof, each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as publicly disclosed in its SEC filings, the Buyer is, and since April 3, 2024 has been, in compliance in all material respects with the applicable provisions and requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the listing standards and rules of The Nasdaq Global Market. Since the filing date of the Buyer’s most recent Form 20-F, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Buyer’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act when next due, and conclude, after such assessment, that such system was effective. There are no outstanding or unresolved comments received from the SEC with respect to the SEC Reports or any registration statement filed by the Buyer and, to the knowledge of the Buyer, none of the SEC Reports is the subject of ongoing SEC review or investigation.

4.	Listing and Maintenance Requirements. As of the date of this Agreement, the Class A ordinary shares is registered pursuant to Section 12(b) of the Exchange Act and listed on The Nasdaq Global Market under the symbol “NIVF”. The Buyer has taken no action that has had, or is reasonably likely to have, the effect of terminating the registration of the Class A ordinary shares under the Exchange Act or delisting the Class A ordinary shares from The Nasdaq Global Market. Notwithstanding the foregoing, the Buyer may transfer the registration of the Class A ordinary shares from the Nasdaq Global Market to the Nasdaq Capital Market. ›Except as disclosed in its SEC filings, or otherwise disclosed to the Seller or its Affiliates, the Buyer has not received any notification that the SEC or The Nasdaq Global Market is contemplating terminating such registration or listing.

5.	Financing. The Buyer has on the date hereof and will have on the Completion Date, adequate cash resources to pay the Cash Consideration and all transaction fees, expenses and taxes that need to be paid at Completion.

6.	No Broker. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

7.	Independent Investigation. The Buyer has conducted its own independent investigation, review and analysis of the Company and the Business, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Seller and the Company for such purpose. The Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in Article I of this Schedule 3 of this Agreement (including related portions of the Disclosure Schedules); and (b) none of the Seller, the Company or any other Person has made any representation or warranty as to the Seller, the Company or this Agreement, except as expressly set forth in Article I of this Schedule 3 of this Agreement (including the related portions of the Disclosure Schedules). The Buyer acknowledges and agrees that prior to Completion, the Business has been operated as part of the Seller and not as a standalone company.

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

For and on behalf of

NewGenIvf Group Limited

/s/ Alfred Siu
Name:	Alfred Siu
Title:	CEO

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

For and on behalf of

Genetics & IVF Institute, Inc.

/s/ Nadeem Malik
Name:	Nadeem Malik
Title:	Co-Chief Executive Officer